Exhibit 1.1

AMENDMENT TO

UNDERWRITING AGREEMENT

This Amendment (the “Amendment”) to the Underwriting Agreement, dated as of September 9, 2021 (the “Agreement”), by and between Future Health ESG Corp., a Delaware corporation (the “Company”) and Cantor Fitzgerald & Co. (“Cantor Fitzgerald” and, together with the Company, the “Parties”), is made and entered into by the Parties as of June 13, 2022 (the “Effective Date”).

WHEREAS, the Parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the Parties, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, do mutually agree as follows:

1.             Capitalized Terms. Any capitalized terms not defined in this Amendment shall have the meaning ascribed to such term in the Agreement.

2.             Amendment. Solely in connection with a Business Combination involving the Company and Excelera DCE (the “Excelera Transaction”), as of the Effective Date:

(a)	The reference to $7,700,000 in the fourth sentence of Section 1.1.2 of the Agreement shall be replaced with $5,700,000;

(b)	The second sentence of Section 1.2.3 of the Agreement shall be deemed deleted in its entirety; and

(c)	Section 1.3 of the Agreement shall be deemed deleted and replaced in its entirety with the following:

“1.3         Deferred Underwriting Commission. The Underwriters agree that $5,700,000 from the sale of the Firm Units (collectively, the “Deferred Underwriting Commission”) held in the Trust Account will be payable directly from the Trust Account, without accrued interest, to Cantor Fitzgerald for its own account upon consummation of the Company’s initial Business Combination and (ii) $300,000 held in the Trust Account will be payable directly from the Trust Account, without accrued interest, to Roth Capital Partners LLC upon consummation of the Company’s initial Business Combination (the “Roth Fee”). Upon the consummation of the Company’s initial business combination, the Company will issue or transfer or cause to be transferred to Cantor Fitzgerald 272,727 shares of Common Stock (“Deferred Fee Shares”), free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of Common Stock. In the event the Company is unable to issue such shares of Common Stock without any of the foregoing restrictions, Cantor Fitzgerald (together with any of its affiliates or accounts over which it and/or its affiliates have discretionary authority, the “Cantor Parties”) may elect (in its sole discretion) to purchase shares of Common Stock in the open market from stockholders of the Company who cancel their previously delivered notice of redemption after the applicable redemption deadline (“Purchased Shares”) and continue to hold such Purchased Shares through the closing of the Excelera Transaction, then the number of Deferred Fee Shares to be issued to Cantor Fitzgerald will be reduced by the number of shares of Common Stock so purchased and held by Cantor Parties. If Cantor Parties make any such purchases, the Company shall pay cash to Cantor Fitzgerald in an amount equal to the aggregate amount of each Purchased Share multiplied by the purchase price paid by the Cantor Parties for such Purchased Share; provided that in no event shall the Company pay more than $10.05 per Purchased Share to Cantor Fitzgerald. In the event that the Company is unable to consummate a Business Combination and CST, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, Cantor Fitzgerald agrees that: (i) all rights or claims to the Deferred Underwriting Commission shall be forfeited; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Stockholders. ” To the extent Cantor Parties purchase and hold less than 272,727 shares of Common Stock as of the Closing pursuant to this clause, the Company shall issue to Cantor Fitzgerald a number of Deferred Fee Shares equal to the difference between 272,727 and the number of Purchased Shares. The number of Deferred Fee Shares to be issued shall be calculated using the volume weighted average price of the Company’s Common Stock for the five trading days prior to the closing of the Business Combination. Such newly issued Deferred Fee Shares shall be delivered in book-entry form promptly upon the closing of the Company’s initial Business Combination. Such Deferred Fee Shares will be issued with registration rights substantially consistent with those received by any investor in any PIPE that closes substantially concurrently with the Business Combination (or if no PIPE closes, substantially consistent with those provided to the Sponsor), enabling Cantor Fitzgerald to promptly resell its shares pursuant to a resale registration statement (“Registration Rights Obligation”). If such Registration Rights are not granted, or the Company or any successor thereto does not comply in all material respects with the Registration Rights Obligation, the Company shall promptly pay to Cantor Fitzgerald the entire amount of the balance of the Deferred Underwriting Commission in cash.

3.             Effectiveness of Agreement. This Amendment constitutes an amendment to the Agreement in accordance with the terms thereof and shall be effective and enforceable upon all parties to the Agreement in accordance with its terms, as amended hereby. Except as amended herein, the Agreement shall continue in full force and effect and shall be enforceable in accordance with its terms, and for avoidance of doubt, this Amendment shall not apply to any Business Combination other than the Excelera Transaction and the original terms of the Agreement shall govern any such other Business Combination.

4.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law (whether of New York or any other jurisdiction).

5.             Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties relative to the specific subject matter hereof.

6.             Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Effective Date.

FUTURE HEALTH ESG CORP.

By:	/s/ Travis Morgan
Name: Travis Morgan
Title: Chief Financial Officer

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name: Sage Kelly
Title: Head of Investment Banking